Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-120447 of MuniVest Fund II, Inc. (the “Fund”) on Form N-2 of our report dated December 14, 2004, appearing in the October 31, 2004 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Experts” in the Prospectus.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

January 7, 2005